Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: April 24, 2008
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL SETS RECORDS FOR SALES, ADJUSTED EPS AND ROIC;
INCURS GOODWILL IMPAIRMENT CHARGE
- Sales of $690 million, up 12% year-over-year including 4% organic growth

- Reported EPS of $0.30; adjusted EPS of $0.75

- Sales, adjusted EPS and adjusted ROIC were March quarter records

- Announces actions to further improve operations
LATROBE, Pa., (April 24, 2008) – Kennametal Inc. (NYSE: KMT) today reported that sales for its fiscal 2008 third quarter increased 12 percent from the prior year quarter, including organic sales growth of 4 percent. This is the company’s 17th consecutive quarter of year-over-year organic sales growth.
Reported fiscal 2008 third quarter diluted earnings per share (EPS) were $0.30 compared to the prior year quarter EPS of $0.66, a decrease of 55 percent. The current quarter reported EPS included a non-cash goodwill impairment charge of $0.45 per share related to the company’s surface finishing machines and services business. Absent this charge, adjusted EPS of $0.75 were at the high-end of the company’s guidance and increased 14 percent compared with prior year quarter reported EPS. The company achieved March quarter records for sales, adjusted EPS and adjusted return on invested capital (ROIC) of 12.3 percent.
1600 Technology Way  |  Latrobe, PA 15650-5274 USA  |  Tel: 724.539.5000  |  www.kennametal.com

“Our global growth strategies and initiatives continued to deliver results as we grew sales in both of our business segments at a solid pace in the March quarter. The team achieved this growth despite reduced industrial activity in North America and in some market sectors,” commented Kennametal Chairman, President and Chief Executive Officer Carlos M. Cardoso. “Our sales gains, along with a robust improvement in the operating margin of our metalworking business, made a strong contribution to Kennametal’s overall operating performance.”
“Our advanced materials business, however, was challenged during the quarter by continued slower conditions in certain markets, higher raw materials costs, plus lower performance and an impairment charge in our surface finishing machines and services business. We are proactively addressing these challenges,” said Mr. Cardoso.
“At the same time, we are continuing to execute the growth strategies that are serving us so well. Additionally, we are taking advantage of the slower growth environment to accelerate implementation of further restructuring actions to reduce costs and enhance efficiency in our operations. These measures will further position us for margin expansion and earnings growth.”
Reconciliations of all non-GAAP financial measures are set forth in the attached tables.
Highlights of Fiscal 2008 Third Quarter
•	Sales for the quarter were $690 million, compared with $616 million in the same quarter last year. Sales grew 12 percent year-over-year and included 4 percent organic growth, 4 percent from acquisitions and 6 percent from foreign currency effects. The current quarter had fewer workdays than the prior year quarter which reduced the overall sales growth by 2 percent.

•	During the March quarter, the company performed an impairment test of the goodwill and other intangible assets associated with its surface finishing machines and services business. This test resulted in a non-cash goodwill impairment charge of $35 million, or $0.45 per share.

•	Income from continuing operations was $23 million, compared with $52 million in the prior year quarter. Excluding the goodwill impairment charge, income from continuing operations increased 12 percent to $58 million from $52 million in the prior year quarter. This increase was driven by organic sales growth, favorable foreign currency effects, the impact of acquisitions and a lower effective tax rate.

•	The effective tax rate for the current quarter was 41.0 percent compared to 26.1 percent in the prior year quarter. Adjusted for the impact of the goodwill impairment charge for which there was no tax benefit, the current quarter effective tax rate was 22.0 percent. The adjusted rate for the current quarter was lower than the rate for the prior year quarter due to increased earnings under the company’s pan-European business strategy and a tax benefit associated with a dividend reinvestment plan in China.

•	Reported EPS were $0.30, compared with prior year quarter reported EPS of $0.66. Adjusted EPS of $0.75 increased 14 percent compared with prior year quarter reported EPS of $0.66. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Third Quarter FY 2008		Third Quarter FY 2007
Reported EPS	$0.30	Reported EPS	$0.66
Goodwill impairment charge	0.45

Adjusted EPS	$0.75		$0.66

•	Adjusted ROIC was 12.3 percent, up 130 basis points from 11.0 percent in the prior year quarter.
Highlights of First Nine Months of Fiscal 2008
•	Sales of $2.0 billion increased 13 percent from $1.7 billion in the same period last year. Sales grew 3 percent on an organic basis, 5 percent from acquisitions and 5 percent from foreign currency effects.

•	Income from continuing operations was $108 million, compared with $115 million in the prior year period, a decrease of 6 percent. Adjusted income from continuing operations was $150 million, an increase of 29 percent compared with $116 million in the prior year period.

•	The effective tax rate for the first nine months of fiscal 2008 was 30.6 percent, which included the unfavorable impact of a $7 million non-cash charge for income taxes related to a German tax reform bill enacted in July 2007 and the non-cash goodwill impairment charge of $35 million for which there was no tax benefit. Absent the impact of these charges, the effective tax rate for the first nine months of fiscal 2008 was 21.7 percent, compared with 28.9 percent in the prior year period. The lower adjusted rate versus the rate for the prior year period was driven by a continued increase in earnings under the company’s pan-European business strategy, the combined effects of other international operations and tax benefits from the dividend reinvestment plan in China.

•	Reported EPS decreased 3 percent to $1.38, compared with prior year reported EPS of $1.43. Adjusted EPS increased 28 percent to $1.91, compared with prior year period adjusted EPS of $1.49. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

First Nine Months of FY 2008		First Nine Months of FY 2007
Reported EPS	$1.38	Reported EPS	$1.43
Impact of German tax reform bill	0.08	Electronics impairment and divestiture-related charges	0.04
Goodwill impairment charge	0.45	Adjustment on J&L divestiture and transaction-related charges	0.02

Adjusted EPS	$1.91	Adjusted EPS	$1.49

•	Cash flow from operating activities was $159 million for the first nine months of fiscal 2008, compared with $113 million in the prior year period. Adjusted free operating cash flow for the current period was $35 million compared to $134 million in the prior year period. The year-over-year change in adjusted free operating cash flow was primarily driven by a $63 million increase in capital expenditures for enhanced manufacturing capabilities and geographic expansion as well as changes in working capital.
Business Segment Highlights of Fiscal 2008 Third Quarter
Metalworking Solutions & Services Group (MSSG) delivered further top-line growth in the March quarter driven by organic sales gains as well as favorable foreign currency effects and the impact of acquisitions. Areas of strength included the aerospace, machine tools and distribution sectors, while weakness continued in the automotive and energy markets. The European, Asia Pacific and Latin American markets remained strong. The North American and Indian markets declined compared with the prior year quarter.
In the March quarter, MSSG sales grew by 11 percent as a result of 2 percent organic growth, 8 percent favorable foreign currency effects and 3 percent from acquisitions, less 2 percent from fewer workdays. Europe and Asia Pacific organic sales increased 8 percent and 16 percent, respectively. Latin America organic sales increased 15 percent. North America organic sales declined 7 percent and India was lower by 2 percent.
MSSG operating income increased by 25 percent and the operating margin increased 150 basis points from the same quarter last year. The current quarter results benefited from organic growth, continued cost containment, favorable foreign currency effects and the impact of acquisitions. In addition, the prior year quarter included a non-cash impairment charge of $6 million related to the company’s Widia brand.

Advanced Materials Solutions Group (AMSG) sales increased 15 percent during the March quarter, driven by 6 percent organic growth, 5 percent from favorable foreign currency effects and 6 percent from acquisitions, less 2 percent from fewer workdays. Organic sales increased on stronger construction and mining sales which more than offset lower energy, energy-related and engineered product sales.
AMSG reported an operating loss for the March quarter due to the $35 million goodwill impairment charge related to the surface finishing machines and services business. Absent this charge, AMSG operating income was down 10 percent and the operating margin was 300 basis points lower than the prior year quarter due to higher raw material costs, sales mix and lower performance in the surface finishing machines and services business.
Restructuring Actions
To further Kennametal’s ability to achieve its long-term goals for margin expansion and earnings growth, the company intends to implement restructuring actions over the next twelve to eighteen months to reduce costs and otherwise improve efficiency in its operations. These initiatives are expected to include the rationalization of certain manufacturing and service facilities as well as other employment and cost reduction programs. The company expects to recognize charges related to these initiatives in the range of $40 million to $50 million over the next twelve to eighteen months. Approximately 90 percent of these charges are expected to be cash expenditures. Annual ongoing benefits from these actions, once fully implemented, are expected to be in the range of $20 million to $25 million.
Outlook
Global market indicators support Kennametal’s expectation for continued top-line growth during the remainder of fiscal 2008. The company believes that the North American economy will be challenging in the near term. The company also believes that the European market will remain favorable, and that business conditions will continue to be strong in developing economies. While there are some inherent and changing uncertainties and risks within the current macro-economic environment, it appears that fundamental drivers will continue to provide a platform for ongoing growth in global demand.
For the fourth quarter of 2008, Kennametal expects total sales growth of 13 to 14 percent, including organic sales growth of 2 to 3 percent. This would result in total sales growth of approximately 13 percent and organic sales growth of approximately 3 percent for fiscal 2008.

The company expects fourth quarter 2008 EPS to be in the range of $0.81 to $0.84, absent any charges that may result from restructuring actions. The company narrowed its range for adjusted EPS guidance for fiscal 2008 to a range of $2.72 to $2.75 (from $2.71 to $2.77). This guidance represents 19 percent to 21 percent growth, compared with fiscal 2007 adjusted EPS of $2.28.
Kennametal anticipates cash flow from operating activities of approximately $250 million to $260 million for fiscal 2008. Based on anticipated capital expenditures of $150 million to $155 million, the company expects to generate between $100 million and $105 million of free operating cash flow for fiscal 2008.
Dividend Declared
Kennametal announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable May 20, 2008 to shareowners of record as of the close of business on May 5, 2008.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
Third quarter results for fiscal 2008 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations and then “Events.” The replay of this event will also be available on the company’s website through May 23, 2008.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or event. Forward looking statements in this release concern, among other things, Kennametal’s expectations regarding future growth, end markets, financial performance for future periods and its intended restructuring activities, all of which are based on current expectations that involve inherent risks and uncertainties. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; energy costs; commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; implementation of restructuring plans and environmental remediation matters; demand for and market acceptance of new and existing products; future terrorist attacks or acts of war; and labor relations. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy approximately $2.4 billion annually of Kennametal products and services – delivered by our 14,000 talented employees in over 60 countries – with 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands, except per share amounts)	2008	2007	2008	2007

Sales	$689,669	$615,884	$1,952,168	$1,728,016
Cost of goods sold	451,803	395,046	1,281,273	1,121,997

Gross profit	237,866	220,838	670,895	606,019

Operating expense	150,461	136,933	443,414	412,306
Asset impairment charges	35,000	5,970	35,000	5,970
Loss on divestiture	—	—	—	1,686
Amortization of intangibles	3,487	1,808	10,058	5,703

Operating income	48,918	76,127	182,423	180,354

Interest expense	8,005	6,915	24,335	21,628
Other expense (income), net	385	(1,803)	(1,711)	(5,435)

Income from continuing operations before income taxes and minority interest	40,528	71,015	159,799	164,161

Provision for income taxes	16,616	18,520	48,953	47,457

Minority interest expense	742	757	2,651	1,956

Income from continuing operations	23,170	51,738	108,195	114,748
Loss from discontinued operations [a]	—	—	—	(2,599)

Net income	$23,170	$51,738	$108,195	$112,149

Basic earnings per share: [b]
Continuing operations	$0.30	$0.67	$1.41	$1.50
Discontinued operations [a]	—	—	—	(0.03)

	$0.30	$0.67	$1.41	$1.47

Diluted earnings per share: [b]
Continuing operations	$0.30	$0.66	$1.38	$1.46
Discontinued operations [a]	—	—	—	(0.03)

	$0.30	$0.66	$1.38	$1.43

Dividends per share [b]	$0.12	$0.11	$0.36	$0.31
Basic weighted average shares outstanding [b]	76,463	76,856	76,984	76,636
Diluted weighted average shares outstanding [b]	77,503	78,464	78,374	78,353

[a]	Loss from discontinued operations reflects divested results of the Kemmer Praezision Electronics business (Electronics) – AMSG and the consumer retail product line, including industrial saw blades (CPG) – MSSG.

[b]	Per share amounts and shares outstanding have been restated to reflect the company’s 2-for-1 stock split completed in December 2007.
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FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	June 30,
(in thousands)	2008	2007

ASSETS
Cash and cash equivalents	$66,422	$50,433
Accounts receivable, net	487,465	466,690
Inventories	494,528	403,613
Other current assets	92,035	95,766

Total current assets	1,140,450	1,016,502
Property, plant and equipment, net	727,608	614,019
Goodwill and intangible assets, net	817,657	834,290
Other assets	139,369	141,416

Total	$2,825,084	$2,606,227

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$18,193	$5,430
Accounts payable	174,208	189,301
Other current liabilities	269,597	292,506

Total current liabilities	461,998	487,237
Long-term debt and capital leases	410,263	361,399
Other liabilities	315,376	255,500

Total liabilities	1,187,637	1,104,136

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	21,879	17,624
SHAREOWNERS’ EQUITY	1,615,568	1,484,467

Total	$2,825,084	$2,606,227

SEGMENT DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2008	2007	2008	2007

Outside Sales:
Metalworking Solutions and Services Group	$459,407	$415,525	$1,301,837	$1,146,604
Advanced Materials Solutions Group	230,262	200,359	650,331	581,412

Total outside sales	$689,669	$615,884	$1,952,168	$1,728,016

Sales By Geographic Region:
United States	$294,281	$292,742	$855,599	$827,904
International	395,388	323,142	1,096,569	900,112

Total sales by geographic region	$689,669	$615,884	$1,952,168	$1,728,016

Operating Income (Loss):
Metalworking Solutions and Services Group	$75,679	$60,784	$193,017	$151,658
Advanced Materials Solutions Group	(6,110)	31,970	51,067	93,349
Corporate and eliminations [c]	(20,651)	(16,627)	(61,661)	(64,653)

Total operating income	$48,918	$76,127	$182,423	$180,354

[c]	Includes corporate functional shared services and intercompany eliminations.
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FINANCIAL HIGHLIGHTS (Continued)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including operating expense, AMSG operating income (loss), operating income, effective tax rate, income from continuing operations, net income and diluted earnings per share (which are GAAP financial measures), as well as adjusted free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies.
RECONCILIATION TO GAAP — THREE MONTHS ENDED MARCH 31, 2008 (Unaudited)

		AMSG		Income from
(in thousands, except percents and per	Effective	Operating	Operating	Continuing	Net	Diluted
share amounts)	Tax Rate	Income (Loss)	Income	Operations	Income	EPS[d]

2008 Reported Results	41.0%	$(6,110)	$48,918	$23,170	$23,170	$0.30
Goodwill impairment charge	(19.0)	35,000	35,000	35,000	35,000	0.45

2008 Adjusted Results	22.0%	$28,890	$83,918	$58,170	$58,170	$0.75

RECONCILIATION TO GAAP — NINE MONTHS ENDED MARCH 31, 2008 (Unaudited)

				Income from
(in thousands, except percents and per		Effective	Operating	Continuing	Net	Diluted
share amounts)		Tax Rate	Income	Operations	Income	EPS[d]

2008 Reported Results		30.6%	$182,423	$108,195	$108,195	$1.38
Impact of German tax reform bill		(4.1)	—	6,594	6,594	0.08
Goodwill impairment charge		(4.8)	35,000	35,000	35,000	0.45

2008 Adjusted Results		21.7%	$217,423	$149,789	$149,789	$1.91

RECONCILIATION TO GAAP — NINE MONTHS ENDED MARCH 31, 2007 (Unaudited)

				Income from
(in thousands, except percents and per		Operating	Operating	Continuing	Net	Diluted
share amounts)		Expense	Income	Operations	Income	EPS[d]

2007 Reported Results		$412,306	$180,354	$114,748	$112,149	$1.43
Electronics impairment and divestiture- related charges		—	—	—	3,213	0.04
Adjustment on J&L divestiture and transaction-related charges		(333)	2,019	1,252	1,252	0.02

2007 Adjusted Results		$411,973	$182,373	$116,000	$116,614	$1.49

[d]	Per share amounts have been restated to reflect the company’s 2-for-1 stock split completed in December 2007.
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FINANCIAL HIGHLIGHTS (Continued)
FREE OPERATING CASH FLOW (Unaudited)

	Nine Months Ended
	March 31,
(in thousands)	2008	2007

Net cash flow provided by operating activities	$158,558	$113,442
Purchases of property, plant and equipment	(130,587)	(67,129)
Proceeds from disposals of property, plant and equipment	2,370	1,021

Free operating cash flow	30,341	47,334
Adjustments:
Income taxes paid during first quarter	4,659	86,236

Adjusted free operating cash flow	$35,000	$133,570

RETURN ON INVESTED CAPITAL (Unaudited)
March 31, 2008 (in thousands, except percents)

Invested Capital	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007	Average

Debt	$428,456	$446,956	$377,051	$366,829	$371,521	$398,163
Minority interest	21,879	20,276	19,122	17,624	16,896	19,159
Shareowners’ equity	1,615,568	1,563,297	1,531,378	1,484,467	1,431,235	1,525,189

Total	$2,065,903	$2,030,529	$1,927,551	$1,868,920	$1,819,652	$1,942,511

	Three Months Ended
Interest Expense	3/31/2008	12/31/2007	9/30/2007	6/30/2007	Total

Interest expense	$8,005	$8,531	$7,799	$7,513	$31,848
Securitization fees	5	5	8	5	23

Total interest expense	$8,010	$8,536	$7,807	$7,518	$31,871

Income tax benefit					7,617

Total interest expense, net of tax					$24,254

Total Income	3/31/2008	12/31/2007	9/30/2007	6/30/2007	Total

Net income, as reported	$23,170	$50,146	$34,879	$62,093	$170,288
Impact of German tax reform bill	—	—	6,594	—	6,594
Goodwill impairment charge	35,000	—	—	—	35,000
Minority interest expense	742	1,037	872	229	2,880

Total income, adjusted	$58,912	$51,183	$42,345	$62,322	$214,762

Total interest expense, net of tax					24,254

					$239,016
Average invested capital					$1,942,511

Adjusted Return on Invested Capital					12.3%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$170,288
Total interest expense, net of tax					24,254

					$194,542
Average invested capital					$1,942,511

Return on Invested Capital					10.0%

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited)
March 31, 2007 (in thousands, except percents)

Invested Capital	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006	Average

Debt	$371,521	$376,472	$409,592	$411,722	$365,906	$387,043
Accounts receivable securitized	—	—	—	—	106,106	21,221
Minority interest	16,896	15,807	15,177	14,626	18,054	16,112
Shareowners’ equity	1,431,235	1,369,748	1,319,599	1,295,365	1,115,110	1,306,211

Total	$1,819,652	$1,762,027	$1,744,368	$1,721,713	$1,605,176	$1,730,587

	Three Months Ended
Interest Expense	3/31/2007	12/31/2006	9/30/2006	6/30/2006	Total

Interest expense	$6,915	$7,286	$7,427	$7,478	$29,106
Securitization fees	5	6	22	1,288	1,321

Total interest expense	$6,920	$7,292	$7,449	$8,766	$30,427

Income tax benefit					9,843

Total interest expense, net of tax					$20,584

Total Income	3/31/2007	12/31/2006	9/30/2006	6/30/2006	Total

Net income, as reported	$51,738	$30,051	$30,361	$164,196	$276,346
Gain on divestiture of J&L	—	—	1,045	(132,001)	(130,956)
J&L transaction-related charges	—	—	207	2,796	3,003
Loss on divesiture of Electronics, impairment and transaction-related charges	—	3,213	—	15,366	18,579
Tax impact of cash repatriation under AJCA	—	—	—	11,176	11,176
Loss on divesiture of CPG, goodwill impairment and transaction-related charges	—	—	368	(2,192)	(1,824)
Loss on divestiture of Presto	—	—	—	1,410	1,410
Favorable resolution of tax contingencies	—	—	—	(10,873)	(10,873)
Minority interest expense	757	642	557	525	2,481

Total income, adjusted	$52,495	$33,906	$32,538	$50,403	$169,342

Total interest expense, net of tax					20,584

					$189,926
Average invested capital					$1,730,587

Adjusted Return on Invested Capital					11.0%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$276,346
Total interest expense, net of tax					20,584

					$296,930
Average invested capital					$1,730,587

Return on Invested Capital					17.2%

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